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                                [LETTERHEAD]


June 5, 1998





The Titan Corporation
3033 Science Park Road
San Diego, CA  92121

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of February 26, 1998 (the "Reorganization Agreement") by and among The Titan Corporation, a Delaware corporation ("Parent"), Sunrise Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), Horizons Technology, Inc., a Delaware corporation (the "Company"), and certain stockholders of the Company.

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Parent and Merger Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in, the following documents (including all exhibits and schedules attached thereto):

     (a)  the Reorganization Agreement;

     (b) those certain tax representation letters dated March 9, 1998 delivered to us by Parent, Merger Sub and the Company containing certain representations of Parent, Merger Sub and the Company (the "Tax
Representation Letters"); and

     (c) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

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The Titan Corporation
June 5, 1998
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     (a)  Original documents submitted to us (including signatures thereto)
are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     (b) All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof; and

     (d) Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a)(1) of the Code.

          - No gain or loss will be recognized for federal income tax purposes by the holders of Company Common Stock and Company Series A Preferred Stock upon the receipt of Parent Common Stock solely in exchange for such Company Common Stock and Company Series A Preferred Stock in the Merger (except to the extent, if any, that (i) cash is received in lieu of fractional shares, or (ii) Parent Common Stock received by a Parent Series A Preferred Stock holder is attributable to any dividends in arrears.

          - The aggregate tax basis of the Parent Common Stock so received by Company stockholders in the Merger (including any fractional shares of Parent Common Stock and Company Series A Preferred Stock not actually received) will be the same as the aggregate tax basis of the Company Common Stock and Company Series A Preferred Stock surrendered in exchange therefor.

          - The holding period of the Parent Common Stock so received by each Company stockholder in the Merger will include the holding period of the shares of Company Common Stock and Company Series A Preferred Stock surrendered in exchange therefor.

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The Titan Corporation
June 5, 1998
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          -    Cash payments received by holders of Company Common Stock and
          Company Series A Preferred Stock in lieu of fractional shares of Parent Common Stock will be treated as if such fractional shares had been issued in the Merger and then redeemed by Parent. A Company stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis allocated to such fractional share. The gain or loss should be capital gain or loss, provided that each such fractional share of Parent Common Stock was held as a capital asset at the Effective Time of the Merger.

          - A holder of Company Common Stock and Company Series A Preferred Stock who exercises appraisal rights with respect to a share of Company Common Stock or Company Series A Preferred Stock and receives a cash payment for such shares generally should recognize capital gain or loss (if such share was held as a capital asset at the Effective Time of the Merger) measured by the difference between the stockholder's basis in such share and the amount of cash received, provided that such payment is not "essentially equivalent to a dividend" " within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of
          Section 356(a)(2) of the Code after giving effect to the constructive ownership rules of the Code (collectively, "a Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of appraisal rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising the appraisal rights owns no shares of capital stock of Parent (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger. For non-corporate holders, any such capital gain will be taxed at a maximum federal income tax rate of 39.6% if the holder's holding period in the shares is 1 year or less, at a maximum federal tax rate of 28% if the holder's holding period in the shares is more than 1 year but not more than 18 months and at a maximum federal income tax rate of 20% if the holder's holding period in the shares is more than 18 months. For corporate holders, capital gain will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Certain Federal Income Tax Matters" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In

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The Titan Corporation
June 5, 1998
Page 4


addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Furthermore, this opinion only relates to the holders of Company capital stock who hold such stock as a capital asset. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of Company capital stock pursuant to the exercise of options or otherwise as compensation or who hold their Company capital stock as part of a straddle or risk reduction transaction). Further, no opinion is expressed as to the federal income tax treatment with respect to holders of warrants for Company capital stock.

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the Registration Statement. It is intended for the benefit of Parent and Merger Sub and the Stockholders of the Company and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

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The Titan Corporation
June 5, 1998
Page 5


We consent to the reference to our firm under the caption "Federal Income Tax Matters" in the Proxy Statement included in the Registration Statement; and
(ii) the reproduction and filing of this opinion as an exhibit to the Proxy Statement and to the Registration Statement. In addition, as mentioned above in this opinion letter, we have reviewed the discussion under the caption entitled "Federal Income Tax Matters" in the Proxy Statement included in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

Sincerely,


/s/ Susan Cooper Philpot
------------------------
Susan Cooper Philpot

SCP:dp